                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                          NOTIFICATION OF LATE FILING*

                            SEC File Number: 33-59380
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(Check one): [X] Form 10-K [ ] Form 20-F [ ] Form I 1-K [ ] Form 10-Q
[ ] Form 10-D [ ] Form N-SAR [ ] Form N-CSR

            For Period Ended: JANUARY 28, 2006
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            [  ]      Transition Report on Form 10-K
            [  ]      Transition Report on Form 20-F
            [  ]      Transition Report on Form 11-K
            [  ]      Transition Report on Form 10-Q
            [  ]      Transition Report on Form N-SAR

            For the Transition Period Ended:___________________________________

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                           Read Instruction (on back page) Before Preparing Form. Please Print or Type.
                        NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED
                                                ANY INFORMATION CONTAINED HEREIN.

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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

FINLAY FINE JEWELRY CORPORATION
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Full Name of Registrant

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Former Name if Applicable

529 FIFTH AVENUE
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Address of Principal Executive Office (Street and Number)

NEW YORK, NEW YORK 10017
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to
Rule 12b-25(b), the following should be completed. (Check box if appropriate) [X]

(a)      The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
(b)      The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
         N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
(c)      The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

   * The Registrant is not subject to the filing requirements of Section 13 or
   15 (d) of the Securities Exchange Act of 1934 and is voluntarily filing this
   Notification of Late Filing on Form 12b-25.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR,
N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Form 10-K could not be filed within the prescribed time period principally due to unresolved technical accounting and related disclosure matters for the period ended January 28, 2006, which have no impact on the Company's consolidated statements of operations for each of the three years in the period ended January 28, 2006. The Company expects to file its Form 10-K for the year ended January 28, 2006 by April 28, 2006.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                     Bruce E. Zurlnick                                 212                                   808-2832
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                          (Name)                                   (Area Code)                          (Telephone Number)

(2)     Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of I 934 or Section 30 of the Investment
        Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s) Yes [X] No [ ]

(3)     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes [ ] No [X]

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                                  Finlay Fine Jewelry Corporation
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                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date April 14, 2006                                                        By /s/ Bruce E. Zurlnick
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                                                                                   Bruce E. Zurlnick
                                                                                   Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.